Exhibit 99.1

Contacts:	Donald H. Anderson, President/CEO
Randall J. Larson, Executive Vice President/CFO
303-626-8200

TRANSMONTAIGNE INC. RECEIVES REVISED PROPOSAL FROM MORGAN STANLEY

Thursday, May 18, 2006

Immediate Release

Denver, Colorado – TransMontaigne Inc. (NYSE: TMG) today announced that it has received a revised proposal from Morgan Stanley Capital Group Inc. (“Morgan Stanley”) to acquire the Company at a price of $11.00 per share, in cash. On May 17, 2006, Morgan Stanley delivered to us a new proposal that (1) increases the cash payment to holders of our capital stock to $11.00 per share, in cash, (2) increases to $50 million the financial threshold at which Morgan Stanley would be permitted to terminate the transaction in the event of an unfavorable response from any governmental antitrust authority and (3) includes a termination fee payable by Morgan Stanley to us in the event that the Morgan Stanley merger agreement is terminated due to an unfavorable response from any governmental antitrust authority. A copy of Morgan Stanley’s new proposal is filed as “Item 4. Purpose of Transaction” in Amendment No. 3 to Schedule 13D, which was filed by Morgan Stanley with the Securities and Exchange Commission today.

Our Board of Directors will meet today to evaluate Morgan Stanley’s revised proposal to determine whether it currently constitutes, or may become, a superior proposal pursuant to the provisions of the Company’s existing merger agreement with SemGroup, L.P. (“SemGroup”). If our Board of Directors determines, after consultation with its advisors, that Morgan Stanley’s new proposal currently constitutes a superior proposal, then the Board of Directors will provide notice to SemGroup that TransMontaigne is prepared to terminate the amended and restated SemGroup merger agreement of May 12, 2006, and enter into the new Morgan Stanley merger agreement.

If this notice is given to SemGroup on Thursday, May 18, 2006, SemGroup will have until the close of business on Tuesday, May 23, 2006, to provide our Board of Directors with a revised merger agreement that our Board of Directors determines is at least as favorable to our stockholders as the Morgan Stanley merger agreement. Pending the outcome of this process, the amended and restated SemGroup merger agreement of May 12, 2006, remains in effect.

Additional Information and Where to Find It

On May 1, 2006, we filed preliminary proxy materials regarding the proposed merger with SemGroup with the Securities and Exchange Commission (“SEC”). TransMontaigne currently expects to file amended proxy materials with the SEC as soon as reasonably practicable. Upon receipt of all necessary approvals, TransMontaigne then will mail to its stockholders definitive materials regarding the transaction as soon as practicable thereafter. Such proxy materials will contain information about TransMontaigne, the proposed merger and related matters. Stockholders are urged to read the amended proxy statement carefully when it is available, as it will contain important information that stockholders should consider before making a decision about the merger.

1670 Broadway * Suite 3100 * Denver, CO 80202 * 303-626-8200 (phone) * 303-626-8228 (fax)

Mailing Address: * P. O. Box 5660 * Denver, CO 80217-5660

www.transmontaigne.com

In addition to receiving the proxy statement from TransMontaigne by mail, stockholders also will be able to obtain the proxy statement, as well as other filings containing information about TransMontaigne, without charge, from the SEC website (http://www.sec.gov) or, without charge, from TransMontaigne (http://www.transmontaigne.com)

This announcement is neither a solicitation of proxy, an offer to purchase, nor a solicitation of an offer to sell shares of TransMontaigne. TransMontaigne and its executive officers and directors may be deemed to be participants in the solicitation of proxies from TransMontaigne’s stockholders with respect to the proposed merger. Information regarding any interests that TransMontaigne’s executive officers and directors may have in the transaction will be set forth in the proxy statement.

About TransMontaigne Inc.

TransMontaigne Inc. is a refined petroleum products marketing and distribution company based in Denver, Colorado with operations in the United States, primarily in the Gulf Coast, Midwest and East Coast regions. The Company’s principal activities consist of (i) terminal, pipeline, and tug and barge operations, (ii) marketing and distribution, (iii) supply chain management services and (iv) managing the activities of TransMontaigne Partners L.P. (NYSE:TLP). The Company’s customers include refiners, wholesalers, distributors, marketers, and industrial and commercial end-users of refined petroleum products. Corporate news and additional information about TransMontaigne Inc. is available on the Company’s web site: www.transmontaigne.com

FORWARD-LOOKING STATEMENTS

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These forward-looking statements include statements regarding the proposed transactions. These statements are based on the current expectations of management of TransMontaigne. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. For example, (1) TransMontaigne may be unable to obtain shareholder approval required for the transaction; (2) conditions to the closing of the transaction, including regulatory approvals or waivers, may not be satisfied or the merger agreement may be terminated prior to closing; (3) the transaction may involve unexpected costs or unexpected liabilities; (4) the businesses of TransMontaigne may suffer as a result of uncertainty surrounding the transaction; and (5) TransMontaigne may be adversely affected by other economic, business, and/or competitive factors. Additional factors that may affect the future results of TransMontaigne are set forth in our Annual Report on Form 10-K for the year ended June 30, 2005 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 as filed with the SEC, which are available at www.TransMontaigne.com. TransMontaigne undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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